AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amendment to Amended and Restated Employment Agreement (this “Amendment”) is made and entered into as of March 15, 2024, by and among HBT Financial, Inc., a Delaware corporation (“HBT”), Heartland Bank and Trust Company, an Illinois state-chartered bank (the “Bank,” and together with HBT, “Heartland”), and Fred L. Drake (“Employee”) (HBT, the Bank and Employee, the “Parties”).
RECITALS
A.    Employee is currently employed by Heartland as Executive Chairman of Heartland, pursuant to that certain Amended and Restated Employment Agreement by and among Heartland and Employee dated February 22, 2021, which was amended Mary 24, 2023, (the “Employment Agreement”).
B.    As part of its retention strategy for its executive officer, the Parties have discussed from time-to-time Employee’s performance and plans to retain and reward employee’s service to Heartland
C.    Pursuant to Section 14 of the Employment Agreement, Heartland and Employee may amend the Employment Agreement in writing executed by all parties thereto.
D.    Heartland and Employee desire to amend the Employment Agreement as provided herein for the purpose of setting forth provisions applicable to Employee’s employment and service as of the Effective Date.
AGREEMENTS
In consideration of the foregoing and of the mutual promises and covenants of the Parties set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby covenant and agree to the following revisions to the Employment Agreement:
1.Effective as of March 4, 2024, Exhibit A of the Employment Agreement shall be amended and restated in its entirety to read as set forth on Exhibit 1 to this Amendment.
2.Except as expressly amended pursuant to clause 1 above, the Employment Agreement shall continue if full force and effect.
3.Capitalized terms not defined in this Amendment shall have the meanings proscribed to such terms in the Employment Agreement.
4.Employee acknowledges and agrees that nothing contained in this Amendment will constitute Good Reason for purposes of the Employment Agreement.
IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

HBT FINANCIAL, INC. By: /s/ J. Lance Carter Name: J. Lance Carter Its: President and Chief Executive Officer	EMPLOYEE /s/ Fred L. Drake Name: Fred L. Drake
HEARTLAND BANK AND TRUST COMPANY By: /s/ J. Lance Carter Name: J. Lance Carter Its: President and Chief Executive Officer

Exhibit 1
(Modifies Exhibit A Amendment to Amended and Restate Employment Agreement
“Employee”:     Fred L. Drake
“Effective Date”: March 4, 2024
“Position”: Executive Chairman of HBT Financial, Inc. and Executive Chairman of Heartland Bank and Trust Company (expected time commitment of 75% of time commitment while serving as Chairman and Chief Executive Officer)
“Initial Expiration Date”: December 31, 2026
“Reporting Person”:    Board of Directors of HBT Financial, Inc.
“Location of Employment”:     Principal headquarters of HBT Financial, Inc.
“Base Salary”: $350,000
“Target Bonus”: 40% of Base Salary
“Annual LTI Awards Target”: 40% of Base Salary
“Annual PTO Days”: 28 days (which includes vacation, personal, and sick days)
“Outside Covered Period Severance Months”: 6
“Covered Period Severance Amount”: 2 times the sum of Base Salary and Target Bonus for the year in which Involuntary Termination occurs
“COBRA Months”: 18
“Restricted Period”: 6 months following your Involuntary Termination outside of a Covered Period or your Termination due to your Disability inside or outside of a Covered Period; 12 months following your Termination initiated by HBT and Heartland for Cause or by you without Good Reason (including non-extension of the Employment Period by you in accordance with Section 2 above), in each case either inside or outside of a Covered Period; or 24 months following your Involuntary Termination inside of a Covered Period